December 31, 2022

Mr. Christopher M. Hix
[Address on file with the Company]

Re:    CFO Retirement Transition Agreement

Dear Chris:

This Transition and Retirement Agreement (this “Agreement”) sets forth the understanding between you and Enovis Corporation (the “Company”) regarding your continued employment as Chief Financial Officer of the Company and your planned retirement and transition. On behalf of the Board of Directors of the Company, I want to thank you for your years of leadership as Chief Financial Officer and your willingness to provide continued service as a Special Advisor.

1.Retirement from Position as Chief Financial Officer and Continued Service as Special Advisor

(a)Your service as Executive Vice President and Chief Financial Officer (“CFO”) of the Company will continue until December 31, 2022. After your successor assumes the role of CFO on January 1, 2023, you will continue to be employed by the Company and serve as a Special Advisor to the Company’s Chief Executive Officer (the “CEO”). As Special Advisor, you will be based out of your South Carolina home, will report to me, and agree to make yourself reasonably available to provide transitional employment services to the Company. Such services will include assistance with respect to transition of your existing employment responsibilities to your successor, providing support and guidance to the CEO and new CFO, and such other related duties as reasonably requested by the Company.

(b)Retirement Date. Your service as an employee with the Company will end on December 31, 2023 (the “Retirement Date”).

2.Compensation

(a)Salary. From January 1, 2023 until the Retirement Date (the “Transition Period”), you receive an annual base salary of $300,000, payable in accordance with the Company’s regular payroll cycle.

(b)Annual Bonus. The execution of this Agreement will not affect your eligibility to receive an annual bonus for 2022, which will be paid based on actual performance when 2022 bonuses are generally paid to senior executives of the Company subject to and in accordance with the terms of the Company’s annual incentive plan. You will not be eligible to receive a bonus for fiscal year 2023.

(c)Long-Term Incentive and Equity Awards. All of your outstanding long-term incentive awards, including stock options, restricted stock, and performance-based restricted stock units will continue to vest, be earned and be payable (and, for stock options, be exercisable) subject to and in accordance with their current terms. You will not receive any further equity or long-term incentive cash awards under the Company’s long-term incentive plans.

(d)Benefit Plans and Programs. During the Transition Period, subject to your continued service, you will continue to remain eligible to participate in the Company employee benefit plans and programs in which you currently participate on the same terms and conditions as other senior executives of the Company.

(e)Existing Severance Entitlements. You and the Company agree that your voluntary retirement does not constitute “Good Reason”, as such term is defined under your Employment Letter Agreement, and accordingly does not entitle you to any additional severance benefits thereunder.

3.Ongoing Obligations and Other Terms

(a)Ongoing Obligations. You agree and acknowledge that your non-solicitation covenants and obligations under the final paragraph of your Employment Letter Agreement will continue in accordance with their terms, and that the restrictions imposed by such covenants and obligations are reasonable in both duration and scope.
(b)Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(c)Governing Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Delaware without regard to its conflicts of law principles. You and the Company agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement will be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within the State of Delaware), and the parties consent to the jurisdiction of such court. You and the Company accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. You and the Company each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(d)Severability; Counterparts. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instruments.

(e)Section 409A of the Code. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent. If and to the extent that any payment under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A (because a payment is not a “short-term deferral” and not an involuntary severance payment under Treas. Reg. §1.409A-1(b)(9)(iii)) and that is payable to you by reason of your termination of employment, then (1) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (2) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment will not be made or provided before the date that is six months after the date of your separation from service (or your earlier death or a change in ownership or effective control within the meaning of Section 409A). To the extent applicable, each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

***

Thank you again for your years of dedicated leadership, your many contributions and your continued service to the Company.

[Remainder of page left intentionally blank]

To indicate agreement with the foregoing, please sign and return this Agreement to me.

                        On behalf of the Company:

                            By: /s/ Matthew L. Trerotola
                            Name: Matthew L. Trerotola
                            Title: Chief Executive Officer

Accepted and agreed:

/s/ Christopher M. Hix
Name: Christopher M. Hix

Date: December 31, 2022